ADMINISTRATION AGREEMENT


         Agreement made as of August 16, 2006, between Claymore Exchange-Traded Fund Trust 2, a Delaware statutory trust (the "Trust"), and Claymore Advisors, LLC, a Delaware limited liability company (the "Administrator").

         WHEREAS, the Trust intends to operate as an open-end management investment company, and is so registered under the Investment Company Act of 1940, as amended ("1940 Act"), and consists of the separate series listed on Exhibit A attached hereto, as may be amended from time to time; and

         WHEREAS, the Trust wishes to retain the Administrator to provide certain administrative services to the Trust, under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

         1. Appointment. The Trust hereby appoints the Administrator to administer the Trust, and the Administrator accepts such appointment and agrees that it will furnish the services set forth in Exhibit B attached hereto and made a part hereof, subject to the supervision of the Trust's Board of Trustees (the "Board").

         2. Compliance with the Trust's Governing Documents and Applicable Law. In all matters relating to the performance of this Agreement, the Administrator will act in conformity with the Agreement and Declaration of Trust, By-Laws and registration statement of the Trust and with the directions of the Board and Trust officers and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations. In compliance with Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that any records which it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust or its agents any of such records upon the Trust's request. The Administrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

         3. Services Not Exclusive. The Administrator's services hereunder are not deemed to be exclusive, and the Administrator is free to render administrative or other services to other funds or clients so long as the Administrator's services under this Agreement are not impaired thereby.

         4. Compensation. For the services provided and expenses assumed by the Administrator under this Agreement, the Trust will pay the Administrator a fee, accrued daily and paid monthly, at the annualized rate of 0.04% of the first $200,000,000; 0.03% of the next $300,000,000; 0.02% of the next $500,000,000 and
0.01% for amounts over $1,000,000,000 of the average daily net assets of the Trust.

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         5. Limitation of Liability of the Administrator. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

         6. Duration and Termination. This Agreement shall become effective as of the date hereof and shall continue in effect until the second anniversary of the date hereof unless sooner terminated. Thereafter this Agreement shall continue for successive periods of 12 months, provided that such continuance is specifically approved at least annually by both (a) the vote of a majority of the Board of Trustees of the Trust, and (b) the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Trust or the Administrator. Notwithstanding the foregoing, this Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 60 days' prior written notice to the other party hereto.

         7. Amendment of this Agreement. This Agreement may only be amended by an instrument in writing signed by the parties hereto.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provision of the 1940 Act.

         9. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supercedes all prior agreements and understandings in relation to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         10. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below, effective as of the day and year first above written.

                                    CLAYMORE EXCHANGE-TRADED FUND TRUST 2


                                    By:      /s/ Nicholas Dalmaso
                                             --------------------
                                             Name: Nicholas Dalmaso
                                             Title: Chief Executive Officer


                                    CLAYMORE ADVISORS, LLC

                                    By:      /s/ Nicholas Dalmaso
                                             --------------------
                                             Name: Nicholas Dalmaso
                                             Title: Senior Managing Director and
                                             General Counsel


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                                    EXHIBIT A

         CLAYMORE EXCHANGE-TRADED FUND TRUST 2

         NAME OF SERIES

         Claymore/Robeco Developed International Equity ETF

         Claymore/Robeco Developed World Equity ETF


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                                    EXHIBIT B

FINANCIAL REPORTING

         o Prepare and file Forms N-SAR, N-Q and N-CSR, including the underlying portfolio of investments, annual and semi-annual reports to shareholders, coordinate typesetting, printing and distribution of such reports.

         o Coordinate filing of Form N-PX (voting record information to be supplied by the Portfolio Manager).

         o Oversee the determination and publication of the net asset value of each series of the Trust in accordance with the Trust's policy as adopted from time to time by the Board of Trustees.

         o Oversee the Trust's portfolio and perform necessary calculations as required under Section 18 (relating to senior securities) of the 1940 Act

         o Determine expense accruals and coordinate with Fund Accounting and Custody for the timely payment of bills and invoices.

         o Prepare statistical reports for outside services (i.e. ICI, Lipper Analytical, Morningstar etc.).

         o        Prepare and present reports to Board of Trustees.

         o Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise appropriately prepared by the Trust's Custodian, counsel or auditors.

         o Make such reports and recommendations to the Board of Trustees concerning the performance of the independent accountants as the Board of Trustees may reasonably request or deems appropriate.

         o Consult with the Trust's officers, independent accountants, legal counsel, Custodian, Accounting agent and Transfer Agent in establishing the accounting policies of the Trust and monitor financial and shareholder accounting services.

         o        Coordinate the annual audit with the external auditors.

         o Determine the dividend rates for each series of the Trust and compute appropriate yields/total returns.

         o        Review and distribute SEC yield computations, if applicable.


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         o        Perform on-going analysis of dividend for each series of the
                  Trust; and coordinate preparation of Section 19 notices, as appropriate.

         o Oversee and review calculations of fees paid to the Trust's service providers.


TAX, LEGAL AND COMPLIANCE

         o Prepare reports of compliance with registration statement, the Investment Company Act of 1940, the Internal Revenue Code and State Regulators, if applicable.

         o Prepare workflow papers, complete the initial draft and facilitate filing of all required income and excise tax returns and Form 1099s.

         o Make such reports and recommendations to the Board of Trustees concerning the performance and fees of the Trust's Custodian and Transfer Agent as the Board of Trustees may reasonably request or deems appropriate.

         o Oversee the maintenance by the Trust's Transfer Agent of certain books and records of the Trust as required under Rule 31a-1(b)(4) of the 1940 Act and maintain such other books and records required by law or for the proper operation of the Trust.

         o Monitor all compliance with Section 4982 distribution requirements (Excise Tax).

         o        Perform and prepare wash sales review.

         o Perform and prepare reports documenting book to tax differences as needed.

         o        Monitor and report on Subchapter M qualifications.

         o Assist with the preparation of the annual prospectus update on Form N-1A.

         o Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with a shareholder meeting, if one is held.

         o Provide such assistance to the Custodian and the Trust's counsel and auditors as generally may be required to properly carry on the business and operations of the Trust.

         o Respond to or refer to the Trust's officers or Transfer Agent, shareholder (including any potential shareholder) inquiries relating to the Trust.

         o Prepare such information and reports as may be required by any banks from which the Trust borrows funds.


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         o        Supervise any other aspects of the Trust's administration as may be agreed to by the Trust and the Adviser.


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